Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to $15,000,000 of unsecured obligations of Rush Enterprises, Inc. to pay deferred compensation in the future in accordance with the Rush Enterprises, Inc. Deferred Compensation Plan of our reports dated March 12, 2010, with respect to the consolidated financial statements of Rush Enterprises, Inc. and the effectiveness of internal control over financial reporting of Rush Enterprises, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
November 19, 2010